EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

June 9, 2003

among

MULTILINK TECHNOLOGY CORPORATION

VITESSE SEMICONDUCTOR CORPORATION

and

MARGAUX ACQUISITION CORPORATION

Table of Contents1

[1]	The Table of Contents is not a part of this Agreement.

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of June 9, 2003 among Multilink Technology Corporation, a California corporation (“Company”), Vitesse Semiconductor Corporation, a Delaware corporation (“Parent”), and Margaux Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (“California Law”), Parent and Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into Company (the “Merger”).

B.    It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.    The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, advisable and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved the issuance of shares of Parent Stock (as defined below) to the shareholders of Company pursuant to the terms of the Merger.

D.    The Board of Directors of Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, advisable and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend the approval of this Agreement and the Merger by the shareholders of Company.

E.    Concurrently with the execution of this Agreement, and as an inducement to Parent’s and Company’s willingness to enter into this Agreement, certain shareholders of Company are executing a Voting Agreement in substantially the form attached hereto as Exhibit A (the “Voting Agreement”).

F.    Parent, Company and Merger Subsidiary desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.    (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of Company and Company Subsidiaries or over 30% of any class of equity or voting securities of Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 30% or more of any class of equity or voting securities of Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Company Balance Sheet” means the consolidated balance sheets of Company as of March 31, 2003 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2003.

“Company Stock” means the Class A common stock, $.0001 par value, and the Class B common stock, $.0001 par value, of Company.

“Company 10-K” means Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

“Company 10-Q” means Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law and any enforceable judicial or administrative interpretation thereof), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of Company or any Company Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ISRA” means the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder.

“Knowledge” of any Person that is not an individual means the knowledge of such Person’s current executive officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than (a) restrictions on the transfer of securities imposed by federal or state securities laws or this Agreement, (b) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings, (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, and (d) liens reflected on the Company Balance Sheet and notes thereto, (e) liens created by foreign laws, rules and regulations relating to the transfer of the capital shares of Company Subsidiaries, as applicable, and (f) other Liens incurred in the ordinary course of business not in the aggregate material to Company. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, none of the following shall be deemed, singly or in combination, to constitute a Material Adverse Effect with respect to any party: (a) any change in the market price or trading volume of such party’s stock, (b) adverse changes or conditions affecting the telecommunications equipment industry generally or general economic conditions, (c) changes in laws, rules, regulations or accounting requirements or principles and interpretations thereof or (d) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reductions in revenues or income or disruption of business relationships) arising from or attributable to (i) the announcement or pendency of the Merger, (ii) compliance with the terms or the taking of any action, or omitting to take any action, pursuant to, as required by or in accordance with this Agreement (including Schedule 6.01 hereto) or (iii) the taking of any action by Company after obtaining the written consent or approval of Parent in accordance with this Agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 under the 1934 Act.

“Parent Balance Sheet” means the consolidated balance sheets of Parent as of September 30, 2002 and the footnotes therein set forth in Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2002.

“Parent Balance Sheet Date” means September 30, 2002.

“Parent Stock” means the common stock, $0.01 par value, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Shareholder” means a holder of record of Company Stock immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or any Subsidiary that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Option	2.04
Allen Matkins	8.10
California Law	Recitals
Certificates	2.03
Closing	2.01
Closing Date	2.01
Code	Recitals
Company	Preamble
Company Intellectual Property	4.20
Company Proxy Statement	4.09
Company Registered Intellectual Property	4.20
Company SEC Documents	4.07
Company Securities	4.05
Company Restricted Shares	2.04
Company Shareholder Meeting	6.02
Company Stock Option	2.04
Company Stock Option Plan	2.04
Company Subsidiaries	4.06
Company Subsidiaries Securities	4.06
Converted Restricted Share	2.04
Effective Time	2.01
Employee Plans	4.18
End Date	10.01
Exchange Agent	2.03
Exchange Ratio	2.02
Indemnified Person	7.03
Intellectual Property	4.20
Merger	Recitals
Merger Consideration	2.02
Merger Subsidiary	Preamble

Term	Section
Multiemployer Plan	4.18
Parent	Preamble
Parent SEC Documents	5.05
Payment Event	11.04
Registration Statement	5.08
Registered Intellectual Property	4.20
Returns	4.17
Superior Proposal	6.03
Surviving Corporation	2.01
Voting Agreement	Recitals
WARN Act	4.18

ARTICLE 2

THE MERGER

Section 2.01.    The Merger.    (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged with and into Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and Company shall be the surviving corporation (the “Surviving Corporation”).

(b)    Company and Merger Subsidiary will file articles of merger with the Secretary of State of California and make all other filings or recordings required by California Law in connection with the Merger as soon as reasonably practicable on or after the Closing Date (as herein defined). The Merger shall become effective at such time (the “Effective Time”) as articles of merger are duly filed with the Secretary of State of California (or at such later time as may be specified in the articles of merger). The closing of the Merger (the “Closing”) shall take place at the office of Allen Matkins Leck Gamble & Mallory LLP, 1901 Avenue of the Stars, Suite 1800, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second business date after the satisfaction or waiver of the conditions set forth in Article 9, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

(c)    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Company and Merger Subsidiary.

Section 2.02.    Conversion of Shares.    At the Effective Time,

(a)    except as otherwise provided in Section 2.02(b) or (d), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Stock (rounded to the nearest ten-thousandth of a share) equal to the Exchange Ratio. The “Exchange Ratio” shall equal .5493. The shares of Parent Stock to be received as consideration pursuant hereto (together with the cash in lieu of fractional shares of Parent Stock as specified below) are the “Merger Consideration.”

(b)    each share of Company Stock held by Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto and each share of Company Stock held by any Company Subsidiary shall remain outstanding; and

(c)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)    Notwithstanding 2.02(a), shares of Company Stock outstanding immediately prior to the Effective Time that are eligible for appraisal in accordance with California Law and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Stock in accordance with California Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands properly received by Company for appraisal of shares of Company Stock, and Parent shall have the right to be consulted in connection with all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, not to be unreasonably withheld, Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.03.    Surrender and Payment.    (a) Prior to the Effective Time, Parent shall appoint a reputable bank or trust company reasonably acceptable to Company (it being understood that the transfer agent for Parent Stock, which is currently EquiServe, is an acceptable Exchange Agent and Parent shall promptly notify Company of any change in such transfer agent) to act as exchange agent in the Merger (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Stock (the “Certificates”) for the Merger Consideration. Prior to the Effective Time, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the shares of Company

Stock and any dividends or distributions to which holder of Company Stock may be entitled pursuant to Section 2.03(f). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (i) a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.

(b)    Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal in accordance with the instructions thereto, the Merger Consideration in respect of Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent from and after the Effective Time for all corporate purposes, subject to Section 2.03(f) as to the payment of dividends or other distributions, the ownership of the number of full shares of Parent Stock into which such shares of Company Stock shall have been so converted and the right to receive such Merger Consideration and any dividends or distributions payable pursuant to Section 2.03(f).

(c)    If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such issuance that the Certificate so surrendered shall be properly endorsed and guaranteed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time, and no cash payment in lieu of fractional shares as provided in Section 2.09, shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

Section 2.04.    Stock Options; Restricted Stock.    (a) The terms of each outstanding option (a “Company Stock Option”) to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of Company (a “Company Stock Option Plan”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, Parent shall assume each Company Stock Option outstanding immediately prior to the Effective Time and each such Company Stock Option shall constitute an option to acquire on the same terms and conditions as were applicable under such Company Stock Option under the plan pursuant to which it was issued and the terms of the stock option agreement by which it is evidenced, the same number of shares of Parent Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, at a price per share, rounded up to the nearest whole cent, of Parent Stock equal to (A) the aggregate exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Parent Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an “Adjusted Option”), provided that any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to Company Stock Option shall be rounded down to the nearest whole share, and provided further that, for any Company Stock Option intended to be an “incentive stock option” (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(b)    Each share of Company Stock which is unvested and has been issued pursuant to a Company Stock Option Plan (“Company Restricted Shares”) shall, at the Effective Time, be converted into the right to receive the number of shares of Parent Stock determined pursuant to the Exchange Ratio and the other provisions set forth in Section 2.02 (each share, as so converted, a “Converted Restricted Share”). Each Converted Restricted Share shall be subject to the same terms and conditions as were applicable under each corresponding Company Restricted Share under the applicable Company Stock Option Plan and the terms of the stock issuance agreement by which it is evidenced. It is acknowledged and agreed that if the employment of any holder of Company Restricted Shares is terminated by Company or Surviving Corporation without cause on or after the date of this Agreement, Company’s forfeiture rights shall immediately terminate automatically with respect to all unvested Restricted Shares then held by such holder and such unvested Restricted Shares held by such holder shall immediately vest in full.

(c)    Prior to the Effective Time, Company shall (i) use all reasonable efforts to obtain any consents from (A) holders of options to purchase shares of Company Stock granted under Company’s stock option or compensation plans or arrangements and (B) holder of Restricted Shares, (ii) make any amendments to the terms of such stock option, compensation plans, Restricted Shares or arrangements and (iii) take any other actions that are necessary to give effect to the transactions contemplated by this Section 2.04. Notwithstanding any other provision of this Section 2.04, payment may be withheld in respect of any employee stock option or Restricted Share until such necessary consents are obtained.

(d)    Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Restricted Shares pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall within 10 business days after the Effective Time prepare and file with the SEC a registration statement on Form S-8 or another appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Adjusted Option and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as is reasonably practicable following the Effective Time and maintain the effectiveness of such registration statement covering such Adjusted Option (and to maintain the current status of the prospectus contained therein) for so long as such Adjusted Option remains outstanding.

Section 2.05.    Warrants.    (a) The terms of each outstanding warrant (a “Company Warrant”) to purchase shares of Company Stock under any existing warrant agreement, whether or not exercisable, shall be adjusted as necessary to provide that, at the Effective Time, Parent shall assume each Company Warrant outstanding immediately prior to the Effective Time and each such Company Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Parent Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share of Parent Stock, rounded up to the nearest whole cent, equal to (A) the aggregate exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Parent Stock deemed purchasable pursuant to such Company Warrant (each, as so adjusted, an “Adjusted Warrant”), provided that any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to Company Warrant shall be rounded down to the nearest whole share.

(b)    Prior to the Effective Time, Company shall (i) use all reasonable efforts to obtain any consents from holders of warrants to purchase shares of Company Stock, (ii) make any amendments to the terms of such warrants and (iii) take any other actions that are necessary to give effect to the transactions contemplated by this Section 2.05. Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any warrant until such necessary consents are obtained.

Section 2.06.    Employee Stock Purchase Plan.    Immediately prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised for shares of Company Stock in accordance with Section VII.G of the 2000 Employee Stock Purchase Plan (the “Company ESPP”) and the Company ESPP will terminate in accordance with its terms.

Section 2.07.    Survival.    Sections 2.04 and 2.05 will survive the consummation of the Merger and the Effective Time and are intended to benefit and may be enforced by each of the persons who participate in any of the employee benefit plans or who have rights with respect to the securities referred to in those sections, and such sections will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 2.08.    Adjustments.    The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

Section 2.09.    Fractional Shares.    No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (rounded to the nearest whole cent) without interest determined by multiplying the average closing sale price of a share of Parent Stock on the Nasdaq National Market on the five (5) trading days immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.10.    Withholding Rights.    Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, Company Stock Option or Company Warrant, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.11.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or distributions pursuant to Section 2.03(f) to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.

Section 2.12.    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.    Articles of Incorporation.    At the Effective Time, (i) the Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and shall be amended so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Articles of Incorporation of Merger Subsidiary, except for Article I thereof which shall continue to read “The name of this corporation is Multilink Technology Corporation”.

Section 3.02.    Bylaws.    The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03.    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

Section 3.04.    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Company to Parent dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the section of this Agreement corresponding by number to such disclosure, that:

Section 4.01.    Corporate Existence and Power.    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and all requisite governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Company. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Company. Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of Company as currently in effect and no amendments have been made to such documents since the date of such delivery. Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 4.02.    Corporate Authorization.    (a)    The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company’s corporate power and, except for the required approval of Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company’s Class A common stock, the affirmative vote of the holders of at least a majority of Company’s Class B common stock and the affirmative vote of the holders of at least a majority of the Company Stock, voting together as a single class, are the only votes of the holders of any of Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    At a meeting duly called and held, a quorum of Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Company’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this Agreement by its shareholders.

Section 4.03.    Governmental Authorization.    The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the agreement of merger with respect to the Merger with the Secretary of State of California and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the

HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the Nasdaq Stock Market (as they relate to the Registration Statement and the Company Proxy Statement), and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company or to materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

Section 4.04.    Non-contravention.    The execution and delivery by Company of this Agreement do not and the performance of this Agreement and the consummation of the transactions contemplated hereby by Company will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree applicable to Company, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Company or Company Subsidiaries are entitled under any provision of any agreement or other instrument binding upon Company or Company Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Company and Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Company or Company Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to be material to Company or Company Subsidiaries or to impair materially the ability of Company to consummate the transactions contemplated by this Agreement or the ability of Surviving Corporation to conduct Company’s business as it is currently conducted or contemplated to be conducted under Section 6.01 following such consummation.

Section 4.05.    Capitalization.

(a)    The authorized capital stock of Company consists of 200,000,000 shares of Class A Common Stock, $.0001 par value, of which there were 5,090,609 shares issued and outstanding as of May 1, 2003; 100,000,000 shares of Class B Common Stock, $.0001 par value, of which there were 2,600,000 issued and outstanding as of May 1, 2003; 10,000,000 shares of Preferred Stock, $.0001 par value of which no shares are issued or outstanding. As of May 1, 2003, there were 352,508 shares of Class A Common Stock subject to outstanding warrants. As of May 1, 2003, 5,518,101 shares of Class A Common Stock were reserved for issuance under the Company Stock Option Plans, of which 621,198 shares of Class A Common Stock were issued and outstanding pursuant to exercised options, 2,393,996 shares of Class A Common Stock were subject to outstanding options (of which options to purchase 1,756,842 shares of Class A Common Stock were exercisable) and 2,349,939 shares of Class A Common Stock were available for future grant. As of May 1, 2003, there were reserved for issuance under the Company ESPP 354,525 shares of Class A Common Stock, of which 53,715 shares of Class A Common Stock were issued pursuant to exercised options, and 300,810 shares of Class A Common Stock were available for future issuance. All outstanding shares of capital stock of Company have been, and all shares that may be issued pursuant to Company Stock Option Plans, the Company Warrants and the 2000 Employee Stock Purchase Plan, all as amended, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. No outstanding shares of Company Stock are subject to lapsing rights of repurchase, vesting or similar provisions. There are no registration rights and there is no rights plan, voting trust, anti-takeover plan, or other agreement or understanding to which Company is a party, by which it is bound or of which it has Knowledge with respect to any Company Stock or other security of Company. Other than vesting of stock options over time based on continuing service with Company, there are no securities of Company that shall become vested or exercisable based on performance or other contingencies, including the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. No Company Subsidiary owns any shares of Company Stock.

(b)    Except as set forth in this Section 4.05 and for changes since May 1, 2003 resulting from the exercise of employee stock options outstanding on such date, or issuances under the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company or (iii) options or other rights to acquire from Company, or other obligation of Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

Section 4.06.    Subsidiaries.    (a) Schedule 4.06 contains a complete and correct list of all Subsidiaries of Company and their jurisdictions of incorporation (“Company Subsidiaries”), together with a list of each other entity in which Company holds (directly or indirectly) an equity interest, whether voting or otherwise, indicating the name and Company’s equity interest in such entity. All

Company Subsidiaries are duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation, have all requisite corporate power and all requisite governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually and in the aggregate, a Material Adverse Effect on Company. All Company Subsidiaries are duly qualified to do business as foreign corporations and are in good standing as foreign corporations in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)    All of the outstanding capital stock of, or other voting securities or ownership interests in, all Company Subsidiaries, is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Company or Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Company Subsidiaries or (ii) options or other rights to acquire from Company or Company Subsidiaries, or other obligation of Company or Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, Company Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiaries Securities”). There are no registration rights and there is no voting list, proxy, rights plan, antitakeover plan or other agreement or understanding to which any Company Subsidiary is a party or by which it is bound with respect to any Company Subsidiaries Securities. There are no outstanding obligations of Company or Company Subsidiaries to repurchase, redeem or otherwise acquire any of Company Subsidiaries Securities.

Section 4.07.    SEC Filings.    (a) Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by it since June 19, 2001 under the 1933 Act or 1934 Act. Company has made available to Parent true and complete copies of all documents filed with the SEC since December 31, 2002, including but not limited to (i) Company’s annual report on Form 10-K for its fiscal year ended December 31, 2002, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2003, (iii) its proxy or information statements relating to all meetings of the stockholders of Company (or actions taken without a meeting by such stockholders) since December 31, 2002 and (iv) all of its reports, statements, schedules and registration statements filed with the SEC since December 31, 2002 (collectively, the “Company SEC Documents”). Company has furnished Parent with complete and correct copies of any correspondence with, and inquiries from the SEC with respect to the Company SEC Documents.

(b)    As of its filing date, or, if amended or superceded by a filing prior to the date hereof, on the date of such filing, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)    As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    The Company Subsidiaries are not required to file any forms, reports or other documents with the SEC.

Section 4.08.    Financial Statements.    The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Company (including related notes) included in the Company SEC Documents (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto and except that the unaudited financial statements may not contain certain footnotes as permitted by the rules and regulations of the SEC and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09.    Disclosure Documents.    (a) The proxy or information statement of Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Company, at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to Company in writing by Parent or Merger Subsidiary specifically for use therein.

(b)    None of the information provided by Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.10.    Agreements, Contracts and Commitments.    Neither Company nor any Company Subsidiary is a party to or is bound by:

(a)    any employment, retention or consulting agreement, contract or commitment with any employee or member of Company’s Board of Directors, other than those that are terminable by Company or any Company Subsidiary on no more than thirty (30) days’ notice without liability or financial obligation to Company or otherwise in accordance with the statutory requirements of foreign jurisdictions in which Company Subsidiaries are located.

(b)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (with or without the occurrence of any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)    any agreement of indemnification or any guaranty other than (i) any indemnification obligation of the Company or any Company Subsidiary to its officers or directors and (ii) indemnification provisions included in agreements entered into by Company in the ordinary course of business, which would not, individually or in the aggregate, have a Material Adverse Effect;

(d)    any agreement, contract or commitment containing any covenant limiting in a material manner the right of Company or any Company Subsidiary to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e)    any agreement, contract or commitment relating to the disposition or acquisition by Company or any Company Subsidiary after the date of this Agreement of a material amount of assets (including intangible assets) not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company Subsidiaries;

(f)    any dealer, distributor, joint marketing or development agreement under which Company or any Company Subsidiary has continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less and, in the case of dealer, distributor or joint marketing agreements, which involve payments by or to Company of $100,000 or more, or any agreement pursuant to which Company or any Company Subsidiary has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or Company Subsidiaries;

(g)    any agreement, contract or commitment to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment to sell, manufacture, test, assemble or distribute any Company products, including any parts or components thereof, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

(h)    any agreement, contract, commitment or license to either (i) acquire or license any material Intellectual Property from any third party or (ii) license or transfer any material Company Intellectual Property to any third party;

(i)    any material mortgages, indentures, guarantees, loans or credit agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables and receivables;

(j)    any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than the termination of leases or disposition of fixed assets in connection with restructuring activities;

(k)    any settlement agreement entered into prior to the date of this Agreement or proposed settlement agreement pursuant to which Company has ongoing payment obligations in excess of $50,000 individually or $200,000 in the aggregate;

(l)    any agreement that obligates Company or any Company Subsidiary to purchase, order or pay for a minimum amount, except for such contracts that require payment by Company of $50,000 or less per year, and in the aggregate involve payments of no more than $200,000; or

(m)    any other agreement, contract or commitment that includes receipts or expenditures of $50,000 or more individually.

Neither Company nor any Company Subsidiaries, nor to Company’s Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any Company Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any Company Subsidiary is a party or by which it is bound that are required to be disclosed as exceptions to this Section 4.10 (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate, except as would not, individually or in the aggregate, be material to Company).

Each Company Contract is valid and binding on Company or its Subsidiaries, as the case may be and, to the Knowledge of Company, on the other parties thereto, and is in full force and effect.

The Company has provided or made available to Parent true, complete and correct copies of (i) all Company Contracts and (ii) all agreements listed as exhibits on the Company 10-K or the Company 10-Q.

Section 4.11.    Absence of Certain Changes.    Since the Company Balance Sheet Date, the business of Company and Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)    any event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

(b)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or Company Subsidiaries, or any repurchase, redemption or other acquisition by Company or any Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or Company Subsidiaries, other than with respect to repurchases from employees on termination of employment of unvested shares of Company Stock made pursuant to the terms of the Company Stock Option Plans;

(c)    any amendment of any material term of any outstanding security of Company or Company Subsidiaries;

(d)    any incurrence, assumption or guarantee by Company or Company Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)    any creation or other incurrence by Company or Company Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f)    any making of any material loan, advance or capital contributions to or material investment in any Person other than loans, advances or capital contributions to or investments in any Company Subsidiaries in the ordinary course of business consistent with past practices;

(g)    any damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting the business or assets of Company or Company Subsidiaries;

(h)    any transaction or commitment made, or any contract or agreement entered into, by Company or Company Subsidiaries relating to its assets (including intangible assets) or business (including the acquisition or disposition of any assets) or any relinquishment by Company or Company Subsidiaries of any contract or other right, in either case, material to Company and Company Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i)    any change in any method of accounting, accounting principles or practice by Company or Company Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j)    any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Company or Company Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or Company Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Company or any Company Subsidiary or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of Company or Company Subsidiaries, other than increases in compensation to non-executive employees in the ordinary course of business consistent with past practices and except as otherwise disclosed pursuant to this Agreement;

(k)    any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(l)    any revaluation by Company or Company Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(m)    any agreement or commitment to do any of the foregoing.

Section 4.12.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to Company’s Knowledge there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, other than:

(a)    liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

(b)    liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that are immaterial in the aggregate.

Section 4.13.    Compliance with Laws and Court Orders.    Company and Company Subsidiaries are and have been in compliance with, and to the Knowledge of Company, no investigation is pending or threatened with respect to and Company has not received notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree to which Company is subject.

Section 4.14.    Litigation.    Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Company, threatened against, Company, Company Subsidiaries, any present or former officer, director or employee of Company or Company Subsidiaries in their capacities as such or any of Company’s or Company Subsidiaries’ respective properties (nor to the Knowledge of Company is there any reasonable basis therefor) before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.15.    Finders’ Fees.    Except for Chanin Capital LLC, a copy of whose engagement agreement dated May 19, 2003 has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company or Company Subsidiaries who might be entitled to any fee or commission from Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.16.    Opinion of Financial Advisor.    Company has received the opinion of Chanin Capital LLC, financial advisor to Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Company’s shareholders from a financial point of view.

Section 4.17.    Taxes.

(a)    Filing and Payment.    (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Tax period (or portion thereof) ending on or prior to the Effective Time by or on behalf of the Company or any Subsidiary (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws (taking into account extensions of time to file that have been properly obtained); (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b)    Financial Records.    The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries through the date hereof (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the date hereof.

(c)    Procedure and Compliance.    Except as set forth on Schedule 4.17(c), (i) the income and franchise Tax Returns of Company and its Subsidiaries through the Tax year ended December 31, 1998 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; and (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Company, threatened against or with respect to Company or its Subsidiaries in respect of any Tax or Tax asset.

(d)    Taxing Jurisdictions.    Schedule 4.17(d) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Returns.

(e)    Tax Sharing, Consolidation and Similar Arrangements.    (i) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Company was the common parent; (ii) neither the Company nor any Subsidiary is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) neither the Company nor any Subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)    Certain Elections, Agreements and Arrangements.    (i) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any Subsidiary as an association, corporation or partnership; (ii) none of the Company and its Subsidiaries is disregarded as an entity for Tax purposes; and (iii) during the five-year period ending on the date hereof, none of the Company and its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)    Property and Leases.    Neither the Company nor any Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

Section 4.18.    Employee Benefit Plans.    (a) Schedule 4.18(a) contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Company or any Affiliate and covers any employee or former employee of Company or any Company Subsidiary, or with respect to which Company or any Company Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(b)    Neither Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee plan subject to Title IV of ERISA.

(c)    Neither Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)    Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Company is not aware of any event that has occurred since the date of qualification that would reasonably be expected to materially and adversely affect such qualification. Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former Director, Officer, employee, or independent contractor of Company or any Company Subsidiary to severance pay, any bonus, retirement, job security or similar benefit or accelerate the time of payment, vesting or exercise or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or other agreement or arrangement.

(f)    Neither Company nor Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Company or Company Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)    There has been no amendment to, written interpretation or announcement (whether or not written) by Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

(h)    Neither Company nor Company Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(i)    All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

(j)    Other than routine claims for benefits, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(k)    Schedule 4.18(k) sets forth for (i) each present employee of the Company or any of its Subsidiaries and (ii) those employees expected to be terminated prior to Closing, in each case without identifying such employees by name, a correct and complete list identifying the current annual compensation rate (including bonus), current base salary rate, accrued bonus, accrued sick leave, accrued vacation benefits, maximum potential severance costs associated with the termination of the employee and the location of the employee. Schedule 4.18(k) sets forth for each employee of the Company or any of its Subsidiaries terminated within 90 days prior to the date hereof the severance paid to such employees. Company has paid or accrued on its balance sheet all such severance amounts, and has paid or will pay all severance or other benefits required by any applicable rule, statute, or regulation in every applicable jurisdiction.

(l) The Company has complied in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN Act”) with respect to its employees.

(m) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Company or any Company Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

Section 4.19. Environmental Matters. (a) Except as set forth in Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Company, is threatened by any governmental entity or other Person (nor, to the Company’s Knowledge, is there any reasonable basis therefor) with respect to any matters relating to Company or any Company Subsidiary and relating to or arising out of any Environmental Law;

(ii) Company and each Company Subsidiary have all Environmental Permits necessary for their operations to be in compliance with all Environmental Laws, and are otherwise in compliance with all Environmental Laws and the terms of all Environmental Permits;

(iii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary;

(iv) there are no liabilities or obligations of or relating to Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to Company’s Knowledge, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Company has Knowledge in relation to the current or prior business of Company or Company Subsidiaries or any property or facility now or previously owned, leased, or operated by Company or Company Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

(c) Neither Company nor any Company Subsidiary owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 4.19, the terms “Company” and “Subsidiary” shall include any entity that is, in whole or in part, a predecessor of Company or Company Subsidiaries.

Section 4.20. Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising, out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, licensed to, or used by Company or Company Subsidiaries that is material to the business of Company and Company Subsidiaries, taken as a whole.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or Company Subsidiaries.

(a) Section 4.20 of Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered.

(b) No Company Intellectual Property or product or service of Company or Company Subsidiaries is subject to any outstanding decree, order, judgment, stipulation or settlement restricting in any manner the use, transfer, or licensing thereof by Company or Company Subsidiaries, or is presently subject to any court or administrative proceeding which may materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

(c) Company owns and has good and exclusive title to, or has license to use (sufficient for the conduct of its business as currently conducted), each item of Company Intellectual Property or other Intellectual Property used by Company or Company Subsidiaries free and clear of any Lien; and Company or Company Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and Company Subsidiaries, including the sale of any products or the provision of any services by Company and Company Subsidiaries.

(d) To the extent that any Intellectual Property has been developed or created by a third party for Company or Company Subsidiaries, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of such Intellectual Property, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is reasonably possible to do so.

(e) Neither Company nor Company Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property that is owned or exclusively licensed by Company, to any third party.

(f) The operation of the business of Company and Company Subsidiaries as such business currently is conducted, including Company’s and Company Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Company and Company Subsidiaries (including products currently under development) has not, does not and, to the Knowledge of Company, will not infringe or misappropriate the Intellectual Property of any third party.

(g) Neither Company nor Company Subsidiaries has received notice from any third party that the operation of the business of Company or Company Subsidiaries or any act, product or service of Company or Company Subsidiaries, may infringe or misappropriate the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the Knowledge of Company, no person has infringed or misappropriated in any material respect or is infringing or misappropriating in any material respect any Company Intellectual Property that is owned or exclusively licensed by Company.

(i) Company and Company Subsidiaries have taken reasonable steps to protect Company’s and Company Subsidiaries’ rights in Company’s confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Company or Company Subsidiaries, and, without limiting the foregoing, each of Company and Company Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in a form provided to Parent and all current and former employees and contractors of Company and Company Subsidiaries have executed such an agreement.

Section 4.21. Consents. Schedule 4.21 sets forth each agreement, contract, undertaking or other instrument (including, without limitation, any Company Contract) to which Company or Company Subsidiaries are a party that require consent, approval or other action by any Person (i) as a result of the execution, delivery or performance of this Agreement, (ii) before assignment of such agreement, or (iii) upon a change of control. Schedule 4.21 also sets forth any agreement, contract, undertaking or other instrument which, as a result of the execution, delivery or performance of this Agreement or as a result of the Merger will cancel or terminate or may be canceled or terminated, or which will require the payment of any fee, penalty or other amount in excess of $25,000.

Section 4.22. Reorganization. To the Knowledge of Company, neither Company nor any affiliate of Company has taken or is aware of any fact with respect to Company or its affiliates that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to Company dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the section of this Agreement corresponding by number to such disclosure, that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate powers and all requisite governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered to Company true and complete copies of the certificate of incorporation and bylaws of Parent and analogous documents of Merger Subsidiary as currently in effect and no amendments have been made to such documents since the date of such delivery. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws and Merger Subsidiary is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate power of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Assuming due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No approval of the stockholders of Parent is necessary to consummate the transactions contemplated by this Agreement.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the agreement of merger with respect to the Merger with the Secretary of State of California and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the performance of this Agreement by Parent and Merger Subsidiary will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, statute, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or to impair materially the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. SEC Filings. (a) Parent has timely filed all forms, reports, schedules, statements and other documents required to be filed by it since September 30, 2000 under the 1933 Act and 1934 Act. Parent has made available to the Company (i) its annual report on Form 10-K for its fiscal year ended September 30, 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2002 and March 31, 2003, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent’s stockholders held since September 30, 2002, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 2002 (collectively, the “Parent SEC Documents”).

(b) As of its filing date or, if amended or superceded by a filing prior to the date hereof, on the date of such filing, each Parent SEC Document complied, and each Parent SEC Document filed after the date hereof and prior to the Closing will comply as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing) each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.06. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including the notes thereto) included in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto and except that the unaudited financial statements may not contain certain footnotes as permitted by the rules and regulations of the SEC and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 5.07. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to Parent’s Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, other than:

(a) liabilities or obligations disclosed and provided for in the balance sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof, and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2003.

Section 5.08. Disclosure Documents. (a) None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 5.08 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by Company in writing specifically for use therein.

Section 5.09. Absence of Certain Changes. Since Parent Balance Sheet Date and except as disclosed in the Parent SEC Documents, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.10. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.11. Validity Of Shares. The Parent Stock to be issued in connection with the Merger has been duly authorized by all requisite corporate action and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 5.12. Litigation. Except as set forth in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Parent, threatened against, Parent, any Parent Subsidiary or any of their respective properties (nor to the Knowledge of Parent is there any reasonable basis therefor) before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13. Compliance with Laws and Court Orders. Parent and Parent’s Subsidiaries are and have been in compliance with, and to the Knowledge of Parent, no investigation is pending or threatened with respect to and neither Parent nor any of its Subsidiaries has received notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree to which Parent or any of its Subsidiaries is subject.

Section 5.14. Reorganization. To the Knowledge of Parent, neither Parent nor any affiliate of Parent has taken or is aware of any fact with respect to Parent or its affiliates that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.15. Section 16 Matters. To the Knowledge of Parent, no officer, director or employee of Company will be subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of their service to Parent immediately after the Effective Time.

ARTICLE 6

COVENANTS OF COMPANY

Company agrees that:

Section 6.01. Conduct of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this

Agreement pursuant to its terms and the Effective Time, unless Parent shall have otherwise consented in writing, and except as contemplated by this Agreement or as specified in Schedule 6.01, Company and all Company Subsidiaries shall conduct their respective business operations in the ordinary course consistent with past practice and in accordance with all applicable laws and regulations and pay or provide for all of their liabilities and obligations (including, without limitation, all customers, suppliers, licensors, and licensees), in each case, in an orderly fashion so as to attempt to reasonably conserve the cash and cash equivalents available to the Surviving Corporation; and shall use all reasonable efforts to preserve intact the Company’s and all Company Subsidiaries’ business organizations and relationships. Company agrees to advise Parent promptly in writing of all material developments relating to the conduct of the business of Company and Company Subsidiaries, including the commencement or resolution of legal proceedings before any court or arbitrator or before or by any governmental body, agency or official involving Company or Company Subsidiaries, disposition of material tangible and intangible assets and satisfaction of material liabilities. Without limiting the generality of the foregoing, without the prior written consent of Parent, and except as contemplated by this Agreement or disclosed in Schedule 6.01, from the date hereof until the Effective Time, Company shall not, and shall not permit any Company Subsidiaries, to:

(a) permit, adopt or propose any change to its articles of incorporation or bylaws;

(b) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c) [Intentionally left blank]

(d) sell, lease, license, transfer or otherwise dispose of any material subsidiary or any material amount of assets, securities or property, tangible or intangible, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

(e) take any action that would be reasonably likely to make any representation and warranty of Company hereunder inaccurate in any material and adverse respect at, or as of any time prior to, the Effective Time or omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any material and adverse respect at any such time;

(f) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(g) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or any Company Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or forfeitures of unvested shares of Company Stock in connection with the termination of the employment relationship with any employee pursuant to any stock issuance agreement in effect on the date hereof under Company’s 2000 Stock Incentive Plan;

(h) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than (i) the issuance, delivery, sale of shares of Company Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) the granting of stock options (and the issuance of Company Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Stock upon exercise thereof) 50,000 shares in the aggregate (provided that, the vesting of any options issued pursuant to this clause (ii) shall not accelerate upon the closing of the Merger);

(i) incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or guarantee any such indebtedness of another Person, issue or sell any debt securities or options (other than stock options granted pursuant to subsection (h) above), warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(j) except as contemplated by this Agreement, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in an amount that exceeds $100,000 in the aggregate, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in Company SEC Documents or as disclosed pursuant to this Agreement (including Schedule 6.01 hereto), or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from any confidentiality or similar agreement to which the Company or any Company Subsidiaries is a party;

(k) incur or enter into any agreement, contract or commitment requiring the Company to pay in excess of $50,000 individually or $100,000 in the aggregate in any 12 month period other than in the ordinary course of business;

(l) grant any increase in compensation or any severance or termination pay to any employee, except as required by applicable law or pursuant to written agreements in effect or policies existing on the date hereof and as previously disclosed in writing to Parent or pursuant to this Agreement (including Schedule 6.01 hereto) or except to non-executive employees in the ordinary course consistent with past practice, or adopt any new severance, retention or change in control plan;

(m) terminate any employee, except as contemplated by this Agreement (including Schedule 6.01 hereto)or with the approval of Parent, such approval not to be unreasonably withheld;

(n) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; or

(o) agree or commit to do any of the foregoing.

Section 6.02. Shareholder Meeting; Proxy Material. Promptly after the Registration Statement is declared effective under the Securities Act, in accordance with California Law and its Articles of Incorporation and Bylaws, Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of Company shall unanimously recommend approval and adoption of this Agreement and the Merger by Company’s shareholders. In connection with such meeting, Company will (i) promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.03(b), use all reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03. No Solicitation. (a) Subject to paragraphs (b) through (d) of this Section 6.03, neither Company nor any Company Subsidiaries shall, nor shall Company or any Company Subsidiary authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Company or Company Subsidiaries or afford access to the business, properties, assets, books or records of Company or Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Company or Company Subsidiaries or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, or other agreement with respect to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to Company’s compliance with Section 6.03(a), has made a Superior Proposal or, (ii) furnish to such Third Party that has made a Superior Proposal nonpublic information relating to Company or Company Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated as of April 10, 2003 between Company and Parent, (iii) following receipt of such Superior Proposal, take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the 1934 Act or otherwise recommend the Superior Proposal and make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 6.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of Company determines in good faith by a majority vote after consultation with outside legal counsel to Company, that it must take such action to comply with its fiduciary duties under applicable law.

(c) The Board of Directors of Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by Company (or any of its advisors) of any unsolicited inquiry or Acquisition Proposal or of any request for information relating to Company or Company Subsidiaries or for access to the business, properties, assets, books or records of Company or Company Subsidiaries by any Third Party that Company reasonably believes may be considering making, or has made, an Acquisition Proposal. Company shall provide such notice in writing and shall identify the Third Party making, and the terms and conditions of, any such

Acquisition Proposal or request. Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request. In addition to the foregoing, Company shall provide Parent with at least forty-eight (48) hours prior notice (or such lesser notice as provided to the members of Company’s Board of Directors but in no event less than eight hours) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider a Superior Proposal. Company shall, and shall cause Company Subsidiaries and the advisors, employees and other agents of Company and any Company Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about Company that was furnished by or on behalf of Company to return or destroy all such information.

(d) “Superior Proposal” means any bona fide, written Acquisition Proposal for any of the following transactions (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets representing in excess of 51% of the fair market value of Company’s business immediately prior to such sale; or (iii) the acquisition by any person or group, directly or indirectly, of beneficial ownership or right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and timing and conditions to consummation, are more favorable and provide greater value to Company’s shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Company.

Section 6.04. Tax Matters. (a) Without the prior written consent of Parent, neither the Company nor Company Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the

Tax liability or materially reducing any Tax asset of the Company or Company Subsidiaries.

(b) Company and the Company Subsidiaries will establish in the ordinary course of business and consistent with past practices, reserves adequate for the payment of all Taxes for the period from the date hereof through the Closing Date.

Section 6.05. WARN Covenant; Employment Law Covenant. Without complying fully with the notice and other requirements of the WARN Act, the Company shall not, and shall not permit any Company Subsidiary to, effectuate (i) a “plant closing” as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or local law requiring notice to employees in the event of a plant closing or layoff. The Company shall not, and shall not permit any Company Subsidiary to, effectuate any layoff, reduction in force, or other termination of any employee without compliance with all applicable local, national or international rules, regulations, statutes or other requirements regarding the termination of employees applicable to such action.

Section 6.06. Required Consents. Company shall obtain each of the consents required in connection with the consummation of the transactions contemplated hereby identified in Schedule 6.06 to this Agreement.

Section 6.07. NJDEP Filings. Prior to the Effective Time, Company shall, in respect each property owned, leased or operated in New Jersey, either (i) obtain from NJDEP a Letter of Non-Applicability under ISRA for such property, or (ii) provide evidence (in a form satisfactory to Parent in its sole discretion) of full compliance with the requirements of ISRA. In each of the foregoing cases, prior to providing any documents or other information to the NJDEP with respect to this Agreement or the transactions contemplated hereby, Parent shall have the right to review and approve the form and substance of any such documents or other information.

Section 6.08. Atrium Sublease. Company shall exercise the early termination option contained in Section 7.3 of the Sublease Agreement between IMS Health Incorporated (Sublessor) and Company (Sublessee) related to the property located at 300 Atrium Drive, Franklin Township, NJ (12,663 rsf on the 2nd floor).

Article 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent agrees that, from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in accordance with applicable laws and regulations and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

(a) Parent will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of Parent hereunder, inaccurate in any material respect at, or as of any time prior to, the Effective Time; or (ii) omit to take any action necessary to prevent any such representation or warranty, from being inaccurate in any material respect at any such time; and

(b) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law, any other applicable laws, as provided under Company’s articles of incorporation and bylaws in effect on the date hereof and as provided under the indemnification agreements between the Indemnified Persons and Company as in effect as of the date of this Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Company’s Articles of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person. Without in any way limiting the foregoing and for the sake of clarity, as of the Effective Time, Parent will assume all rights, duties and obligations under Company’s existing indemnification agreements with its officers, directors and employees.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(c) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of Company or Company Subsidiaries, or under California Law or any other applicable laws or under any agreement of any Indemnified Person with Company or Company Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(d) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, directors’ and officers’ liability insurance on terms with respect to amount and coverage no less favorable than those maintained by the Company as of the Closing Date, to the extent directors’ and officers’ liability insurance coverage is commercially available; provided, however, that the Surviving Corporation shall not be required to pay aggregate premiums for such insurance in excess of $400,000 (in addition to amounts Company intends, pursuant to Schedule 6.01, to expend prior to Closing for such insurance). In the event any future premiums payable by the Surviving Corporation for such insurance exceed, in the aggregate, $400,000, the Surviving Corporation shall be entitled to reduce the amount of such coverage to the amount of coverage that can be obtained for an aggregate premium equal $400,000.

Section 7.04. Registration Statement. Parent shall promptly prepare and file the Registration Statement under the 1933 Act with the SEC, in which Company Proxy Statement will be included, and shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger. Notwithstanding the foregoing, if prior to the date that the Registration Statement is declared effective, Parent shall enter into an agreement with a third party which Parent’s Board of Directors, based upon the advice of counsel, reasonably determines in good faith would be required to be disclosed in the Registration Statement, and pursuant to which Parent agrees to engage in a strategic transaction, the value of which is reasonably determined to be in excess of $500 million, Parent shall promptly notify Company in writing of such agreement. If, when and as a result of entering into such agreement, Parent’s Board of Directors reasonably determines in good faith, upon the advice of counsel, that it would be advisable and in the best interests of Parent’s stockholders to reasonably delay having the Registration Statement declared effective by the SEC, Parent shall upon notifying Company of such agreement, further notify Company of such determination. Thereafter, Parent shall use reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall, following the delivery of the notice pertaining to any agreement as described herein, keep Company reasonably apprised as to the status of the Merger hereunder. Furthermore, the provisions of this Section 7.04 shall not otherwise affect, nor in any way relieve, Parent of any of its obligations under this Agreement.

Section 7.05. Employee Matters. For not less than one year following the Effective Time, Parent shall cause the Surviving Corporation to maintain compensation and employee benefits plans and arrangements and perquisites for employees of the Company and its Subsidiaries as of the Effective Time that, in the aggregate, are substantially similar to those provided to similarly situated employees of Parent. Without limiting the generality of the foregoing, (i) to the extent that any employee of the Company or any of the Company Subsidiaries becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their Subsidiaries shall credit such employee’s service with the Company or the Company Subsidiaries, to the same extent as such service was credited under the similar employee benefit plans of the Company and the Company Subsidiaries immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under such employee benefit plan of Parent, and (ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and their Subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

Section 7.06. Nasdaq Listing. Prior to the Closing, and if required, Parent shall take such actions as are reasonably necessary to cause the shares of Parent Stock issued and issuable in the Merger to be listed on the principal exchange or quotation system on which Parent Stock is then currently traded.

ARTICLE 8

COVENANTS OF PARENT AND COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, if required by the HSR Act, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02. Certain Filings. Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and Company will receive the prior written consent from the other party before issuing any press release or making any public statement with respect to this Agreement, or the Merger or an Acquisition Proposal and, except as may be required by applicable law or any stock exchange or Nasdaq rule, will not issue any such press release or make any such public statement prior to obtaining such written consent.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of

Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Access to Information. From the date hereof until the Effective Time and subject to applicable law, Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Company (including access to perform physical examinations and to take samples of the soil, groundwater, air, products or other areas as desired by Parent), (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Company hereunder or the conditions to the obligations of the parties to consummate the Merger.

Section 8.06. Notices of Certain Events. Each of Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Company or any Company Subsidiary or Parent or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

(d) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (ii) any material failure of Parent and Merger Subsidiary or Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07. Confidentiality. Company and Parent shall continue to be bound by the provisions of the Confidentiality Agreements between Parent and Company dated April 10, 2003.

Section 8.08. Affiliates. Schedule 8.08 identifies all known Persons who may be deemed affiliates of Company under Rule 145 of the 1933 Act. Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit B hereto.

Section 8.09. 401(k) Plan. Company agrees to terminate or amend its 401(k) Plan, in accordance with reasonable directions from Parent, effective immediately prior to the Effective Time. If Company’s 401(k) Plan is terminated, Parent agrees to take, or cause to be taken, such actions as are necessary to permit participants in Company’s 401(k) Plans to roll over their accounts under such plans, after the Effective Time (and after completion of the termination of Company’s 401(k) Plan), into a qualified plan or plans maintained by Parent.

Section 8.10. Tax-free Reorganization. At or prior to the filing of the Registration Statement, Company shall use reasonable efforts to cause Allen Matkins Leck Gamble & Mallory LLP (“Allen Matkins”), counsel to Company, to deliver to it a tax opinion satisfying the requirements of Regulation S-K promulgated under the 1933 Act to the effect that the discussion of the material federal income tax consequences of the Merger in the Registration Statement, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects. In connection with such tax opinion, each of Parent, Merger Subsidiary and Company agrees to provide, or cause to be provided, to Allen Matkins the representation letters substantially in the forms attached hereto as Exhibit C.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to Obligations of Each Party. The obligations of Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved and adopted by the shareholders of Company in accordance with California Law;

(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained; and

(f) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, or (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of Company and Company Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Company Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Company contained in this Agreement and in any certificate or other writing required to be delivered by Company pursuant hereto shall be true (disregarding each exception therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties, that address matters only as of a particular date (which shall remain true and current as of such date) and (C)

such exceptions in each case as would not have a Material Adverse Effect on Company; (iii) no Material Adverse Effect with respect to Company has occurred and (iv) Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Company to the foregoing effect;

(b) Shareholders holding at least 82% of the shares of Company’s Class B Common Stock shall have consented to the Merger; and

(c) Company shall have delivered a certification dated not more than 30 days prior to the Effective Time and signed by Company to the effect that Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 9.03. Conditions to the Obligations of Company. The obligations of Company to consummate the Merger are subject to the satisfaction of the following further condition:

(a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing required to be delivered by Parent pursuant hereto shall be true (disregarding each exception therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and (C) such exceptions in each case as would not have a Material Adverse Effect on Parent (iii) no Material Adverse Effect with respect to Parent has occurred and (iv) Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect.

(b) Company shall have received an opinion of Allen Matkins, dated as of the Effective Time, in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Company shall be parties to the reorganization within the meaning of Section 368(b) of the Code. In rendering the tax opinion described in this paragraph, Allen Matkins shall be entitled to rely upon representation letters of officers of Parent, Merger Subsidiary and Company substantially in the forms attached hereto as Exhibit D.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Company:

(a) by mutual written agreement of Company and Parent;

(b) by either Company or Parent, if:

(i) the Merger has not been consummated on or before October 31, 2003 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) Company’s shareholders shall have failed to approve and adopt this Agreement in accordance with California Law at the Company Shareholder Meeting (or any adjournment thereof).

(c) by Parent, if:

(i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(ii) Company shall have willfully and materially breached its obligations under Section 6.03; or

(iii) The Board of Directors of Company shall have failed to call the Company Shareholder Meeting in accordance with Section 6.02, or, pursuant to Section 6.03(b)(iv), shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger; or

(d) by Company, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, (ii) if Parent has willfully and materially breached its obligations under Section 7.04, or (iii) prior to the approval of this Agreement and the Merger by Company’s shareholders, Company shall have received an Acquisition Proposal on terms and conditions which Company’s Board of Directors determines, after receiving the advice of its outside counsel, that to proceed with the Merger would violate the fiduciary duties of Company’s Board of Directors to Company’s shareholders.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party specifying the subparagraph of this Article 10 providing grounds for such termination and certifying that such party’s Board of Directors has approved termination of this Agreement.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, and except as provided in Section 11.04, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.07, 11.04, 11.06, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Vitesse Semiconductor Corporation

741 Calle Plano

Camarillo, CA 93012

Fax: (805) 388-7565

with a copy to:

Francis S. Currie, Esq.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Fax: (650) 752-2111

if to Company, to:

Multilink Technology Corporation

300 Atrium Drive

2nd Floor

Somerset, NJ 08873-4105

Fax: (732) 805-9177

with a copy to:

Mark J. Kelson, Esq.

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars

Suite 1800

Los Angeles, CA 90067-6019

Fax: (310) 788-2410

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements that by their terms survive the Effective Time and as provided for in Section 10.02 with respect to termination.

Section 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) If a Payment Event (as hereinafter defined) occurs, Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of one million dollars. Furthermore, if a Payment Event occurs, Company shall reimburse Parent (by wire transfer of immediately available funds), no later than ten business days after such Payment Event, for 100% of its reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel and accountants) incurred by Parent directly in connection with this Agreement and the transactions contemplated hereby.

“Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(b)(iii) if, prior to any such termination, a Third Party shall have publicly announced an Acquisition Proposal or (y) Section 10.01(c)(iii) or 10.01(d)(iii) if, prior to any such termination, a Third Party shall have made an Acquisition Proposal.

(c) Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses reasonably incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against Company for such amount.

Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their wholly-owned subsidiaries, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law rules of such state.

Section 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of California or any California state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Without limiting the effect of the foregoing, except as expressly set forth in Articles 4 and 5, none of the parties is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MULTILINK TECHNOLOGY CORPORATION

By:	/s/ Richard N. Nottenburg
Name: Richard N. Nottenburg Title: President and Chief Executive Officer

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Louis R. Tomasetta
Name: Louis R. Tomasetta Title: President & CEO

MARGAUX ACQUISITION CORPORATION

By:	/s/ Louis R. Tomasetta
Name: Louis R. Tomasetta Title: President & CEO